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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 9, 2000
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington (State of other jurisdiction of incorporation or organization)	0-13468 (Commission File No.)	91-1069248 (IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington (Address of principal executive offices)		98104 (Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information which has been set forth in full below. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available before the market opens on November 16, 2000.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 5, 6, 7, 8, 9, 10, 11, 15, 16, 21, 27, 31, 32, 33, and 34 contain forward-looking statements which must be considered in connection with the discussion of the important factors that could cause actual results to differ materially from the forward-looking statements. In addition to risk factors identified elsewhere in this report, attention should be given to the factors identified and discussed in the Company's report on Form 10-K filed on or about March 29, 2000 and the most current report on Form 10-Q.

INQUIRIES REGARDING EARNINGS RELEASE DATED NOVEMBER 7, 2000

1)  Can you provide some insight as to how you were able to improve airfreight net revenue margins despite what seemed to be slower gross revenue growth trends in the 3Q 2000? With fuel and airhaul costs higher, we would have thought margin trends may have eased a bit; given sometimes lag on pass-thru. Can you say whether you saw airfreight volumes/business trends slow somewhat in the quarter?

There is an axiomatic relationship between price and capacity. When capacity is tight, it is typically more difficult to improve margins and the majority of the focus becomes timely movement of freight. When excess capacity exists in the market, those with committed freight are able to maintain or show a slight yield improvement in the short-term. This appears to have been the case in the third quarter of 2000.

Our focus, in contrast with what we believe to be the general market trend, emphasizes consistency of service rather than a sole focus on short-term pricing. In the medium to long term, changes in our buy rates from carriers translate into corresponding changes in sell rates offered to our customers. Our objective is to maintain stable yields in what always seems to be a dynamic market. Sometimes we benefit from existence of short-term over capacity and at other times short-term capacity constraints negatively impact our yields.

From our perspective, there was more capacity in the third quarter of 2000 than was generally expected. However, we saw no slowing in our airfreight volumes throughout the quarter.

2)  How were the trends as we moved through the third quarter of 2000, were they generally consistent? Can you give a sense on whether airfreight volumes/trends are looking relatively consistent with previous quarters as we move into the 4Q?

Trends through the third quarter of 2000 were consistent with what we have typically seen in previous third quarters. From a qualitative standpoint, we had a solid July, a spectacular August and a very good September. We presently do not release quantitative information with respect to individual months within the quarter.

To date, our efforts have been focused on analyzing the third quarter of 2000 and we have no significant information or comments yet on fourth quarter operations. We have proven to ourselves that we appear to be very competent at moving freight, but we have very little interest, and even less expertise, in reading tea leaves, entrails of owls, tarot cards or resorting to magical incantations hoping to divine our future. Quarters are really like operas, and to quote the venerable Dick Motta (former NBA coach), "The opera ain't over 'til the fat lady sings."

3)  On the Ocean freight side, how were you able to improve year over year net revenue margin for the first time in several quarters?

This is primarily a mix issue as ECMS (our ocean consolidation service) net revenue grew at a rate commensurate with the NVO business for the first time this year.

4)  Ocean yields improved 100bp after declining for six quarters. What brought about the reversal? Has the mix shift to FCL business slowed? Have carrier price increases slowed?

The 100 basis point increase in ocean yields in the third quarter of 2000, as compared with the same period in 1999, was primarily due to revenue mix. There was no shift, per se. However, the ECMS product which had been growing at a much slower rate than the NVO business for the first two quarters of 2000, actually grew at a slightly higher rate in the third quarter of 2000. NVO yields were consistent with previous quarters. Carrier rates appear to have stabilized somewhat.

5)  Could you comment on ocean freight business volumes and what are you seeing in terms of pricing and capacity?

Ocean, like the rest of our business is cyclical. Historically, the third quarter has been our best quarter for ocean volumes as importers build inventory for the peak retail season. For many items, ocean freight is the most economical mode of international transportation; provided, you can manage the slower transit times. In the fourth quarter, delivery of goods can become much more time sensitive. This creates an environment where airfreight becomes the preferred option where timely delivery is required to meet consumer buying patterns.

From a capacity standpoint, there remains an atypical imbalance in trade on the Pacific/North American lanes, albeit this atypical imbalance has improved with the recovery of the Asian economies. This generally means that trans-pacific freight rates on goods imported into North America are much higher than the rates on goods exported from North America to Asia.

6)  Do you still feel comfortable with 20% top and bottom line growth targets as we look forward to the 4Q of 2000 and 2001?

We have always said that our internal goal is to grow at 20%. We do not make projections, nor do we stop moving freight when we hit the 20% growth goal. We are aware of current consensus estimates for the fourth quarter of 2000 and see no reason to make any comment at this time. In the past, whenever it became evident that there was a material difference between the published consensus diluted EPS and preliminary results available internally, we have issued an earnings pre-release. We have never done this prior to the last day of our quarter.

7)  How much of the gain in Other Income (about $0.02/share of additional interest income according to pre-report) is one-time in nature and what was it attributable to?

This is primarily interest income on higher invested cash balances. Our policy is to invest in conservative short-term interest bearing instruments. We had over $142,000,000 in cash at the end of the third quarter of 2000. As long as we have larger cash balances than in prior years, we would expect that we would have increased interest income.

8)  Salaries and related costs as a percentage of net revenue decreased significantly during 3Q:00. Is this sustainable or are you facing the need to add additional resources? If sustainable, how so? If not, what is your estimate of needed additional resources and their cost/timing?

Our operations staff inform us that we were busy, but not overwhelmed, during the third quarter of 2000.

We will always need to add additional resources as we grow. We were obviously pleased at the leverage we achieved in this area in the third quarter of 2000. Staffing is our largest cost and there is a significant lead time between hiring an individual and having that person trained and experienced to a level where they can make a meaningful contribution. We would not hesitate to add personnel to any degree necessary, should the demands on our employees exceed their ability to deliver the service level our customers have come to expect.

We hasten to add, however, that the welfare of our people is first and foremost in our mind. To that end, staffing doesn't come from a water facet and cannot be turned on and off at will. To hold this percentage constant across quarters and years would require a level of foresight that the market doesn't provide.

In this economy, most prospective employees seem to value a semblance of balance between work and home. In this environment, management of staffing levels is definitely more of an art than a science—and it is even more complicated because we're not just looking for warm bodies to fill empty chairs.

9)  Salary expense dropped sharply as a percentage of revenue, what drove this, can the trend continue, how low can it go?

We were very pleased with this development, but we don't currently see any reason for anyone to predict that it will go lower in the short-term. However, that being said we would likely have given this same answer last quarter.

10)  How many new facilities are slated for 4Q:00? Where will they be located?

We are currently planning to open five new offices toward the end of the fourth quarter of 2000 or the beginning of the first quarter of 2001. Three are planned for South American and two are planned for Europe. We have not as yet released the names of the cities where these offices will be located.

11)  How many offices are planned for opening in 2001 and in what regions?

We don't make projections, but have said that we typically will add something less than fifteen offices in any given year. We publish our same store numbers on a quarterly basis because we believe that this is a significant measure. Expeditors' growth has not been driven by new office openings.

12)  What is capital expenditure guidance for 2001? If it has changed significantly from previous guidance, what is driving the change?

We haven't given guidance on capital expenditure for 2001 as we haven't as yet completed our capital budgeting process.

13)  What impact did foreign exchange have on reported income?

We have never calculated, much less disclosed, this number. It is our view that it is neither meaningful nor relevant. Our job is to operate in an environment where one of the things we can be sure of is that foreign exchange rates will fluctuate.

It has been our observation that this statistic has been cited too often as an excuse for poor performance, and yet has never been invoked to explain success. None of our managers would use this rationalization internally, yet some feel free to serve this up to the investing public. We do not understand how any management team can offer this hypothetical calculation as a measure of the past much less as a predictor of future events.

We must operate in a multitude of currencies, but we only measure our performance in United States dollars.

14)  Impact of Euro on net revenue, if any?

We don't calculate this figure, nor do we comment on it, as we believe it is not relevant to how we manage the company. There have been a great number of excuses put forth blaming the Euro for soft performance. Of course, it is impossible to quantify or give credit to any increase in volumes of

European exports based on the overall impact the Euro weakness has on stimulating export volumes so nobody bothers to consider this countervailing factor.

15)  Regarding the competitive environment, are you seeing shakeout from Fritz, AEI/Danzas, Exel or EAGL/CRCL?

We continue to gain market share. We don't really care where it comes from as long as its profitable business that fits our overall goals. Chaos always brings opportunity, and we don't currently seem to be suffering from a dearth of opportunity.

16)  Is there any formal guidance from the company with respect to revenues, costs, non-operating income and share count?

No. We do not undertake to provide guidance with respect to these items nor do we comment on the financial models prepared by any third party. Our stated goal is to grow at 20% a year. However, we don't project or predict anything along these lines. We believe that we have never turned away from a piece of profitable freight. At Expeditors, budgets are neither a club nor a reward. We do not manage to an artificial target.

17)  What is driving operating efficiencies?

Freight volumes and net revenues increased at a rate higher than the increase in operating costs. The favorable staffing leverage noted in the third quarter of 2000 is the primary driver. We've addressed the dynamics of this issue in a previous question. Most other costs, such as rent and facilities, are fixed in the short-term and efficiencies are realized, if at all, only through volume changes.

18)  How are forward bookings for each business?

We don't have "forward bookings" and this is a factor that makes it impossible for us to predict future operating results.

19)  What was the employee count at the end of the quarter and how did it compare to 3Q:99?

There were approximately 7,250 employees as of the end of September 2000 compared with approximately 6,170 as of the end of September 1999.

20)  Air yields improved 3.2 percentage points over year ago quarter, while gross revenue growth has slowed in air. Has the pricing environment become more favorable? How do price increases/fuel surcharges in the third quarter of 2000 compare with last year and earlier this year?

It appears that capacity was not as tight as was originally expected. This factor, combined with some blocked space agreements and dedicated charter commitments, allowed for some yield expansion. That having been said, please see the answer to question no. 1 for additional information.

21)  Far east net revenue increased 50.5%. How much was driven by intra Asia and Asia export?

Intra-Asia business is responsible for 10-15% of the Far East revenues and the impact of this business on growth rates would be in that same range.

22)  U.S. net revenue was up 19.1%, how much was from U.S. customs import rev., how much from U.S. export forwarding rev?

US exports were up approximately 20%, US import services were up approximately 7%.

23)  Office count grew 7% over year-ago quarter, which with 23% same store sales growth would imply 30% net rev. growth not 26%, why is this the case?

Not all offices were created equally. Some offices contribute a great deal to net revenue, others not as much. Trying to reconcile the percentage increase in office count with the percentage increase in same store net revenue fails to take this fact into account. It would be as meaningful as a study of the global fruit harvest that attempts to reconcile the number of apples in the world to the quantity of oranges at harvest time. If there was a relationship it is likely to be a fluke of nature not a meaningful pattern.

24)  Other costs increased 45%, and increased as a percent of net revenue. What other costs beside higher loss provisions were in the number?

This category included accrued royalty fees for our Chinese joint venture, which grew at a rate based on increased activity in China.

25)  Expeditors has a swing from deferred tax benefit to expense. Why?

Expeditors is still in a net deferred tax benefit position so perhaps we did not fully comprehend the meaning of this question.

26)  Loss provisions increase 372% over year-ago-quarter, what drove this large increase?

Bad debts in 2000 increased based upon management's assessment of the collectibility of the accounts for specific customers. This assessment is based on the particular economic circumstance of the customer in question and is also based on the outstanding age of particular receivables.

27)  Gross revenue growth has been trending downward over the last few quarters. Please discuss the main drivers behind this trend (industry specific and company specific) and what Expeditors is doing to ensure future gross revenue growth.

Currently gross revenue is growing more slowly than net revenue. Management is not concerned by the fact that net revenue is growing faster than gross revenue. The current situation is a result of pricing dynamics in the market place. This is something that we have experienced before and it is something that we can expect to experience again. We have always said that we focus on the net revenue growth. A focus on net revenue is multi-dimensional, as is this business. Different dynamics effect how net revenue is generated and well managed logistics companies should know how to manage the dynamics of gross revenue and net revenue growth regardless of particular market conditions.

28)  What is your outlook regarding net revenue margins for each of the three segments for fourth quarter 2000 and total year 2001?

Margins historically have tended to react similarly within quarters from year to year. Beyond drawing attention to this historical trend, we won't make projections.

29)  Net revenue from the Far East region has been increasing over the last few quarters and is up over 50% year-over-year in the third quarter 2000. What are some of the specific reasons for this improvement in net revenue and net revenue margins in the Far East? What is your outlook for this region going into 2001?

Product mix and increased focus on account profitability were important factors in this increase. As to trends for 2001, we don't make projections like this.

30)  Please discuss freight volume trends both quarter-to-quarter and year-over-year for specific industry sectors (high tech, retail, and general industrial) regarding Expeditors' third quarter 2000 results and outlook going into fourth quarter 2000 and 2001.

Freight volumes based on customer mix were balanced throughout the quarter. Over the years, when we've monitored our mix in customers along industry lines, there has not appeared to be large scale shifts.

31)  What meaningful new business has been added during the third quarter 2000 for both new and existing customers?

We are constantly growing new business. No individual account is over 5% of revenue. We would say that all of our customers are meaningful, however, from a shear size standpoint, using the above threshold, none are singularly material.

32)  What tax rate do you anticipate for 2001?

We are not currently aware of any factor that would require an adjustment of the existing rate of approximately 37.5%. Since Expeditors reports full U.S. taxation for all foreign earnings, whether repatriated or not, shifts between U.S. and foreign net income do not cause tax rate fluctuations.

33)  At the end of third quarter 2000, the Company had over $143 million in cash and short-term investments. What does management plan to do with this cash and future free cash flow?

There are three long-term options for excess cash: 1) dividend, 2) stock buy back and 3) additional investments in the business. Expeditors has a history of paying a dividend and has established a stock buy back plan, albeit somewhat modest for the current year's cash flow. Management is evaluating all of the options above with the intent of maximizing shareholder interests over the long term.

34)  Customs Brokerage revenue growth has been slowing. What percent of the growth is from distribution services? Is this rate of growth slowing? Alternatively, is Expeditors clearing less of what it forwards?

We do not believe that 18% growth can be fairly characterized as slow. Based on what we see, we are not aware that our cleared/versus carriage ratio has slipped. That having been said, we will continue to accept freight business that doesn't come with the brokerage business, and vice versa. In some years, the brokerage has grown faster than airfreight and ocean freight. In other years, as presently the case, brokerage has not grown as fast as air and ocean freight.

In addition, as we point out in our periodic SEC filings, as Door to Door service becomes increasingly preferred by customers, the definitive line between freight revenue and brokerage revenue becomes a subjective distinction and it is possible that the portion of the revenue which would normally be recorded as brokerage could become a component of air and ocean freight.

35)  What is the estimated amount of IT spending for 2000 and 2001?

We don't disclose this number for competitive reasons. We also note that there is no standard definition of what would be included in this category.

36)  Receivables have decreased from 79 to 70 days since January 1, 2000. What measures did you take to make this happen and is there more room to go?

Two factors need to be explained in order to answer this question: 1) the relevance of a DSO (days sales outstanding) calculation in the international logistics/brokerage industry and 2) the impact of seasonality on liquidity measurements.

Current management believes that if third quarter DSO were really 70 days, that a new management team would be answering this question. In fact, when we have measured DSO, the number is really in the low 30 day range. The reason for this large difference is the fact that accounts receivable (the numerator in the typical DSO calculation) includes pass-through billings for customs duty, third party freight and other advances made to facilitate the import process. These pass-through billings are recorded directly to accounts payable and are not counted as sales revenue. When we have calculated DSO internally, we add advances and sales revenue to create a denominator consistent with the components of the accounts receivable balance.

The Company's business is subject to seasonal fluctuations and cash flow fluctuates as a result of this seasonality. Historically, the first quarter shows an excess of customer collections over customer billings. This results in positive cash flow. The increased activity associated with peak season (typically commencing late second or early third quarter) causes an excess of customer billings over customer collections. Comparing the DSO at the end of fourth quarter of 1999 with DSO as of the close of the third quarter of 2000 is meaningful only when this seasonality is taken into account.

POLICY REGARDING PUBLIC DISCLOSURE OF CORPORATE INFORMATION

As a result of the October 23, 2000 effective date for SEC Regulation FD, Expeditors is taking this opportunity to announce a formal policy regarding public disclosure of corporate information. Expeditors has consistently refused to comment on the financial projections of individual stock analysts and has always avoided selectively giving information to current or potential shareholders. Effective with the press release for third quarter 2000 earnings issued with this policy statement, Expeditors will handle requests for corporate information as follows:

All requests for corporate information concerning Expeditors' operations must be submitted in writing. This policy applies equally to securities analysts, current shareholders and potential shareholders. Requests can be made by mail or courier to Expeditors International of Washington, Inc., 1015 Third Avenue, Suite 1200, Seattle, Washington 98104 Attention: Chief Financial Officer, by faxing the request to 206-674-3459, or by email to investor@expeditors.com.

Written responses to selected inquiries will be released to the public by a posting on the internet at www.investor.expeditors.com and by simultaneous filing with the SEC under Item 9 on Form 8-K. Except in the case of inquiries following the quarterly earnings press release, the selected responses, if any, will become available before the market opens on the first business day after the 15th of the month. Selected answers to inquiries directed at quarterly financial performance received by the close of the first full business day after the press release is issued will become available within the following forty-eight hours.

Any other analyst or investor contacts, whether by telephone or in person, will be conducted with the understanding that questions directed at ongoing operations will not be discussed. Management will limit responses to discussions of previously disclosed information, including informational discussions directed to the history and operating philosophy of the company and an understanding of the global logistics industry and its competitive environment.

Expeditors will, of course, make public disclosures at other times as required by law or commercial necessity. The company reserves the right to report any non-written contact when the intent appears to be to obtain selective disclosure in violation of this policy and the spirit of regulation FD.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
November 9, 2000	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
November 9, 2000	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer

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INQUIRIES REGARDING EARNINGS RELEASE DATED NOVEMBER 7, 2000
POLICY REGARDING PUBLIC DISCLOSURE OF CORPORATE INFORMATION
SIGNATURES